Exhibit 99.1
FOR IMMEDIATE RELEASE
May 13, 2021
THE WALT DISNEY COMPANY REPORTS
SECOND QUARTER AND SIX MONTHS EARNINGS FOR FISCAL 2021
BURBANK, Calif. – The Walt Disney Company today reported earnings for its second fiscal quarter ended April 3, 2021. Diluted earnings per share (EPS) from continuing operations for the quarter increased to $0.50 from $0.26 in the prior-year quarter. Excluding certain items(1), diluted EPS for the quarter increased 32% to $0.79 from $0.60 in the prior-year quarter. EPS from continuing operations for the six months ended April 3, 2021 decreased 64% to $0.52 from $1.43 in the prior-year period. Excluding certain items(1), EPS for the six months decreased 48% to $1.11 from $2.13 in the prior-year period. Results for the quarter and six months ended April 3, 2021 were adversely impacted by the novel coronavirus (COVID-19). The most significant impact was at the Disney Parks, Experiences and Products segment where since late in the second quarter of fiscal 2020, our parks and resorts have been closed or operating at significantly reduced capacity and our cruise ship sailings have been suspended.
“We’re pleased to see more encouraging signs of recovery across our businesses, and we remain focused on ramping up our operations while also fueling long-term growth for the Company,” said Bob Chapek, Chief Executive Officer, The Walt Disney Company. “This is clearly reflected in the reopening of our theme parks and resorts, increased production at our studios, the continued success of our streaming services, and the expansion of our unrivaled portfolio of multiyear sports rights deals for ESPN and ESPN+.”

The following table summarizes the second quarter results for fiscal 2021 and 2020 (in millions, except per share amounts):

	Quarter Ended			Six Months Ended
	April 3, 2021	March 28, 2020	Change	April 3, 2021	March 28, 2020	Change
Revenues	$15,613	$18,025	(13) %	$31,862	$38,902	(18) %
Income from continuing operations before income taxes	$1,230	$1,051	17%	$1,276	$3,677	(65) %
Total segment operating income(1)	$2,465	$2,407	2%	$3,797	$6,403	(41) %
Net income from continuing operations(2)	$912	$468	95%	$941	$2,596	(64) %
Diluted EPS from continuing operations(2)	$0.50	$0.26	92%	$0.52	$1.43	(64) %
Diluted EPS excluding certain items(1)	$0.79	$0.60	32%	$1.11	$2.13	(48) %
Cash provided by continuing operations	$1,393	$3,157	(56) %	$1,468	$4,787	(69) %
Free cash flow(1)	$623	$1,910	(67) %	$(62)	$2,202	nm
(1)Diluted EPS excluding certain items, total segment operating income and free cash flow are non-GAAP financial measures. The comparable GAAP measures are diluted EPS from continuing operations, income from continuing operations before income taxes, and cash provided by continuing operations, respectively. See the discussion on page 2 and on pages 10 through 13.
(2)Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of income attributable to noncontrolling interests.

SEGMENT RESULTS
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following is a reconciliation of income from continuing operations before income taxes to total segment operating income (in millions):

	Quarter Ended			Six Months Ended
	April 3, 2021	March 28, 2020	Change	April 3, 2021	March 28, 2020	Change
Income from continuing operations before income taxes	$1,230	$1,051	17%	$1,276	$3,677	(65) %
Add (subtract):
Corporate and unallocated shared expenses	201	188	(7) %	433	425	(2) %
Restructuring and impairment charges	414	145	>(100) %	527	295	(79) %
Other income, net	(305)	—	nm	(305)	—	nm
Interest expense, net	320	300	(7) %	644	583	(10) %
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	605	723	16%	1,222	1,423	14%
Total Segment Operating Income	$2,465	$2,407	2%	$3,797	$6,403	(41) %
Since late in the second quarter of fiscal 2020 and continuing into fiscal 2021, COVID-19 and measures to prevent its spread have impacted our segments in a number of ways, most significantly at Disney Parks, Experiences and Products segment where our theme parks were closed or operating at significantly reduced capacity and cruise ship sailings and guided tours were suspended. In addition, we have delayed, or in some cases, shortened or canceled, theatrical releases, and stage play performances have been suspended since March 2020 with a limited number of performances returning in the first quarter of fiscal 2021. We have experienced disruptions in the production and availability of content, including the cancellation or shift of key live sports programming from fiscal 2020 into the first quarter of fiscal 2021, as well as the suspension of production of most film and television content. Although most film and television production resumed beginning in the fourth quarter of fiscal 2020, we continue to see disruption of film and television production, as well as live sporting events, depending on local circumstances. We have incurred, and will continue to incur, additional costs to address government regulations and implement safety measures for our employees, talent and guests. The timing, duration and extent of these costs will depend on the timing and scope of our operations as they resume. We currently estimate these costs may total approximately $1 billion in fiscal 2021. Some of these costs may be capitalized and amortized over future periods.
The most significant impact on operating income in the current quarter from COVID-19 was at the Disney Parks, Experiences and Products segment due to revenue lost as a result of the closures and reduced operating capacities. We estimate an additional $1.2 billion impact on the Disney Parks, Experiences and Products segment operating income compared to the prior-year quarter. The impacts of

COVID-19 on our Disney Media and Entertainment Distribution segment, compared to the prior-year quarter, were less significant as lower revenues across film and television distribution windows due to the deferral or cancellation of significant film releases were largely offset by a reduction in the related costs.
The following table summarizes the second quarter segment revenue and segment operating income for fiscal 2021 and 2020 (in millions):

	Quarter Ended			Six Months Ended
	April 3, 2021	March 28, 2020	Change	April 3, 2021	March 28, 2020	Change
Revenues:
Disney Media and Entertainment Distribution	$12,440	$12,365	1%	$25,101	$25,662	(2) %
Disney Parks, Experiences and Products	3,173	5,660	(44) %	6,761	13,240	(49) %
Total Revenues	$15,613	$18,025	(13) %	$31,862	$38,902	(18) %
Segment operating income (loss):
Disney Media and Entertainment Distribution	$2,871	$1,651	74%	$4,322	$3,125	38%
Disney Parks, Experiences and Products	(406)	756	nm	(525)	3,278	nm
Total Segment Operating Income	$2,465	$2,407	2%	$3,797	$6,403	(41) %
Disney Media and Entertainment Distribution
Revenue and operating results for the Disney Media and Entertainment Distribution segment are as follows (in millions):

	Quarter Ended		Change	Six Months Ended		% Change
	April 3, 2021	March 28, 2020		April 3, 2021	March 28, 2020	Better (Worse)
Revenues:
Linear Networks	$6,746	$7,025	(4) %	$14,439	$14,561	(1) %
Direct-to-Consumer	3,999	2,515	59%	7,503	4,540	65%
Content Sales/Licensing and Other	1,916	3,011	(36) %	3,618	6,921	(48) %
Elimination of Intrasegment Revenue(1)	(221)	(186)	(19) %	(459)	(360)	(28) %
	$12,440	$12,365	1%	$25,101	$25,662	(2) %
Operating income (loss):
Linear Networks	$2,849	$2,481	15%	$4,578	$4,289	7%
Direct-to-Consumer	(290)	(805)	64%	(756)	(1,915)	61%
Content Sales/Licensing and Other	312	(25)	nm	500	751	(33) %
	$2,871	$1,651	74%	$4,322	$3,125	38%
(1) Reflects fees received by the Linear Networks from other DMED businesses for the right to air our linear networks and related services.

Linear Networks
Linear Networks revenues for the quarter decreased 4% to $6.7 billion, and operating income increased 15% to $2.8 billion. The following table provides further detail of the Linear Networks results (in millions):

	Quarter Ended		Change
	April 3, 2021	March 28, 2020
Supplemental revenue detail
Domestic Channels	$5,418	$5,638	(4) %
International Channels	1,328	1,387	(4) %
	$6,746	$7,025	(4) %
Supplemental operating income detail
Domestic Channels	$2,281	$2,031	12%
International Channels	348	273	27%
Equity in the income of investees	220	177	24%
	$2,849	$2,481	15%
Domestic Channels
Domestic Channels revenues for the quarter decreased 4% to $5.4 billion and operating income increased 12% to $2.3 billion. The increase in operating income was due to increases at our Cable and Broadcasting businesses.
The increase at Cable was due to lower programming and production costs and higher affiliate revenue, partially offset by lower advertising revenue. The decrease in programming and production costs was due to the timing of the College Football Playoffs (CFP) relative to our fiscal periods, lower production costs for live sporting events reflecting cost savings initiatives and fewer hours of original programming primarily at Freeform. The current quarter included one CFP bowl game compared to four in the prior-year quarter. Affiliate revenue growth was due to an increase in contractual rates, partially offset by fewer subscribers. Lower advertising revenue was due to lower average viewership.
The increase at Broadcasting was due to growth at ABC, partially offset by a decrease at the owned television stations. The increase at ABC was due to lower programming and productions costs and higher affiliate revenue, partially offset by lower advertising revenue. The decrease in programming and production costs was primarily due to the shift in timing of The Academy Awards, which aired in the third quarter of the current fiscal year compared to the second quarter in the prior fiscal year. Affiliate revenue growth was due to an increase in contractual rates. ABC advertising revenue declined due to fewer impressions, reflecting lower average viewership, and the timing of The Academy Awards, partially offset by increased rates. The decrease at the owned television stations was due to lower advertising revenue reflecting a decrease in political advertising and the timing of The Academy Awards.
International Channels
International Channels revenues for the quarter decreased 4% to $1.3 billion and operating income increased 27% to $348 million. The increase in operating income was driven by lower programming and production costs and an increase in advertising revenue, partially offset by lower affiliate revenue. The decrease in programming and production costs was driven by a higher percentage of content costs being allocated to Disney+ as we continue to launch the service in additional markets, and lower costs as a result of channel closures. Advertising revenue growth was due to an increase in average viewership. The decrease in affiliate revenue was due to channel closures and an unfavorable foreign currency impact.

Equity in the Income of Investees
Income from equity investees increased 24% to $220 million, driven by higher income from A+E Television Networks due to lower programming costs and higher program sales, partially offset by lower advertising revenue.
Direct-to-Consumer
Direct-to-Consumer revenues for the quarter increased 59% to $4.0 billion and operating loss decreased from $0.8 billion to $0.3 billion. The decrease in operating loss was due to improved results at Hulu, and to a lesser extent, at ESPN+.
The increase at Hulu was due to subscription revenue growth and higher advertising revenue, partially offset by an increase in programming and production costs driven by higher subscriber-based fees for programming the live television service. Subscription revenue growth was due to an increase in subscribers and, to a lesser extent, higher rates driven by an increase in retail pricing for the Hulu Live TV+ SVOD service in December 2020. Higher advertising revenue was due to increased impressions.
The improvement at ESPN+ was driven by subscriber growth and higher income from Ultimate Fighting Championship pay-per-view events.
Results at Disney+ were comparable to the prior-year quarter as an increase in subscribers was largely offset by higher programming and production, marketing and technology costs. The increases in subscribers and costs reflected the ongoing expansion of Disney+ including launches in additional markets.
The following table presents the number of paid subscribers(1) (in millions) for Disney+, ESPN+ and Hulu as of:

	April 3, 2021	March 28, 2020	Change
Disney+(2)	103.6	33.5	>100%
ESPN+	13.8	7.9	75%
Hulu
SVOD Only	37.8	28.8	31%
Live TV + SVOD	3.8	3.3	15%
Total Hulu	41.6	32.1	30%

The following table presents the average monthly revenue per paid subscriber(3) for the quarter ended:

	April 3, 2021	March 28, 2020	Change
Disney+(2)	$3.99	$5.63	(29) %
ESPN+	$4.55	$4.24	7%
Hulu
SVOD Only	$12.08	$12.06	— %
Live TV + SVOD	$81.83	$67.75	21%

(1)A subscriber for which we recognized subscription revenue. A subscriber ceases to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. A subscription bundle is considered a paid subscriber for each service included in the bundle. Subscribers include those who receive the service through wholesale arrangements in which we receive a fee for the distribution of Disney+ to each subscriber to an existing content distribution tier. When we aggregate the total number of paid subscribers across our direct-to-consumer services, whether acquired individually, through a wholesale arrangement or via the bundle, we refer to them as paid subscriptions.
(2)Includes Disney+ Hotstar. Disney+ Hotstar launched on April 3, 2020 in India (as a conversion of the preexisting Hotstar service) and on September 5, 2020 in Indonesia. Disney+ Hotstar average monthly revenue per paid subscriber is significantly lower than the average monthly revenue per paid subscriber for Disney+ in other markets.
(3)Revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses) and premium and feature add-on revenue but excludes Premier Access and Pay-Per-View revenue. The average revenue per subscriber is net of discounts offered on bundled services. The bundled discount is allocated to each service based on the relative retail price of each service on a standalone basis. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third party platforms like Apple.
The average monthly revenue per paid subscriber for Disney+ decreased from $5.63 to $3.99 due to the launch of Disney+ Hotstar.
The average monthly revenue per paid subscriber for ESPN+ increased from $4.24 to $4.55 due to an increase in retail pricing.
The average monthly revenue per paid subscriber for the Hulu SVOD Only service increased from $12.06 to $12.08 due to a lower mix of wholesale subscribers and an increase in per-subscriber premium add-on revenue, partially offset by a decrease in per-subscriber advertising revenue and a higher mix of subscribers to the bundled offering. The average monthly revenue per paid subscriber for the Hulu Live TV + SVOD service increased from $67.75 to $81.83 due to increases in retail pricing, per-subscriber advertising revenue and to a lesser extent, per-subscriber premium and feature add-on revenues, partially offset by a higher mix of subscribers to the bundled offering.
Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues for the quarter decreased 36% to $1.9 billion and segment operating results increased from a loss of $25 million to income of $312 million. The increase in operating income was due to higher TV/SVOD distribution results and lower film and television cost impairments, partially offset by lower home entertainment distribution results.
Higher TV/SVOD distribution results were due to an increase in income from sales of episodic content, partially offset by a decrease in sales of film content. Higher income from sales of episodic content was driven by sales of more profitable programs in the current period. Lower results from film content sales were driven by fewer titles sold in the current year as a result of the ongoing impact of COVID-19.
The decrease in home entertainment distribution results was due to lower unit sales of new release titles reflecting the ongoing impact of COVID-19, partially offset by lower marketing costs. The current quarter included Mulan and Soul, whereas the prior-year quarter included Frozen II, Maleficent: Mistress of Evil, Ford v. Ferrari, Star Wars: The Rise of Skywalker and Onward.
Disney Parks, Experiences and Products
Disney Parks, Experiences and Products revenues for the quarter decreased 44% to $3.2 billion, and segment operating results decreased $1.2 billion to a loss of $406 million. Lower operating results for the quarter were due to decreases at our parks and experiences business, partially offset by growth at our consumer products business.
As a result of COVID-19, Disneyland Resort and Disneyland Paris were closed and our cruise business was suspended for all of the current quarter, whereas these businesses closed in mid-March of the prior-year quarter. Hong Kong Disneyland Resort was open for approximately 30 days during the current quarter, compared to approximately 25 days in the prior-year quarter. Walt Disney World Resort and Shanghai Disney Resort were both open in the current quarter. In the prior-year quarter, Walt Disney World Resort closed in mid-March and Shanghai Disney Resort closed in late January. Our parks and resorts that were open during the quarter operated at significantly reduced capacities.
At our consumer products business, operating income growth was driven by increases in merchandise and games licensing revenues. Growth in merchandise licensing revenues was driven by higher revenue from merchandise based on Star Wars, including The Mandalorian, Disney Princesses and Mickey and Minnie, partially offset by a decrease in revenues from merchandise based on Frozen. The increase in games licensing revenues was primarily due to the fiscal 2021 release of Marvel’s Spider-Man: Miles Morales and higher royalties from Twisted Wonderland, partially offset by lower royalties from Star Wars Jedi: Fallen Order.
We estimate the total net adverse impact of COVID-19 compared to the prior-year quarter was a decrease in segment operating income of approximately $1.2 billion.
The following table presents supplemental revenue and operating income (loss) detail for the Disney Parks, Experiences and Products segment:

	Quarter Ended		% Change Better (Worse)
(in millions)	April 3, 2021	March 28, 2020
Supplemental revenue detail
Parks & Experiences
Domestic	$1,735	$4,139	(58) %
International	262	480	(45) %
Consumer Products	1,176	1,041	13%
	$3,173	$5,660	(44) %
Supplemental operating income (loss) detail
Parks & Experiences
Domestic	$(587)	$661	nm
International	(380)	(343)	(11) %
Consumer Products	561	438	28%
	$(406)	$756	nm

OTHER FINANCIAL INFORMATION
Restructuring and Impairment Charges
During the current and prior-year quarters, the Company recorded charges totaling $414 million and $145 million, respectively. The current quarter charges were due to asset impairments and severance related to the planned closure of an animation studio and a substantial number of our Disney-branded retail stores as well as severance at our parks and resorts businesses. The charges in the prior-year quarter were due to severance in connection with the acquisition and integration of TFCF.

Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	April 3, 2021	March 28, 2020	Change
Interest expense	$(415)	$(365)	(14) %
Interest, investment income and other	95	65	46%
Interest expense, net	$(320)	$(300)	(7) %
The increase in interest expense was due to higher average debt balances, partially offset by lower average interest rates.
The increase in interest income, investment income and other was due to higher investment gains, partially offset by higher pension and postretirement benefit costs, other than service cost.
Equity in the Income of Investees
Equity in the income of investees was as follows (in millions):

	Quarter Ended
	April 3, 2021	March 28, 2020	Change
Amounts included in segment results:
Disney Media and Entertainment Distribution	$226	$149	52%
Disney Parks, Experiences and Products	(9)	(6)	(50) %
Amortization of TFCF intangible assets related to equity investees	(4)	(8)	50%
Equity in the income of investees	$213	$135	58%
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	April 3, 2021	March 28, 2020	Change
Effective income tax rate - continuing operations	8.8%	49.8%	41.0	ppt
The decrease in the effective income tax rate was due to lower U.S. tax on foreign income, a benefit from the resolution of various tax matters in the current quarter and higher excess tax benefits on employee share-based awards in the current quarter.
Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	April 3, 2021	March 28, 2020	Change
Net income from continuing operations attributable to noncontrolling interests	$(210)	$(60)	>(100) %
The increase in net income from continuing operations attributable to noncontrolling interests was driven by lower losses at Shanghai Disney Resort, Hong Kong Disneyland Resort and our direct-to-consumer sports business and higher results at ESPN.

Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Six Months Ended
	April 3, 2021	March 28, 2020	Change
Cash provided by operations	$1,468	$4,787	$(3,319)
Investments in parks, resorts and other property	(1,530)	(2,585)	1,055
Free cash flow(1)	$(62)	$2,202	$(2,264)
(1)Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 10 through 13.
Cash provided by operations for fiscal 2021 decreased by $3.3 billion from $4.8 billion in the prior year to $1.5 billion in the current year. The decrease in cash provided by operations was due to lower segment operating results.
Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Six Months Ended
	April 3, 2021	March 28, 2020
Disney Media and Entertainment Distribution	$369	$426
Disney Parks, Experiences and Products
Domestic	656	1,549
International	355	441
Total Disney Parks, Experiences and Products	1,011	1,990
Corporate	150	169
Total investments in parks, resorts and other property	$1,530	$2,585
Capital expenditures decreased from $2.6 billion to $1.5 billion driven by the temporary suspension of certain capital projects as a result of COVID-19.
Depreciation expense was as follows (in millions):

	Six Months Ended
	April 3, 2021	March 28, 2020
Disney Media and Entertainment Distribution	$300	$279
Disney Parks, Experiences and Products
Domestic	779	806
International	360	344
Total Disney Parks, Experiences and Products	1,139	1,150
Corporate	92	77
Total depreciation expense	$1,531	$1,506

NON-GAAP FINANCIAL MEASURES
This earnings release presents free cash flow, diluted EPS excluding the impact of certain items, and total segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating cash flow, diluted EPS or income from continuing operations before income taxes as determined in accordance with GAAP. Free cash flow, diluted EPS excluding certain items and total segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies. See further discussion of total segment operating income on page 2.
Free cash flow
The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows (in millions):

	Quarter Ended		Six Months Ended
	April 3, 2021	March 28, 2020	April 3, 2021	March 28, 2020
Cash provided by operations - continuing operations	$1,393	$3,157	$1,468	$4,787
Cash used in investing activities - continuing operations	(595)	(1,256)	(1,327)	(2,606)
Cash provided by (used in) financing activities - continuing operations	(1,908)	5,499	(2,241)	6,616
Cash provided by (used in) operations - discontinued operations	(5)	23	4	4
Cash provided by investing activities - discontinued operations	4	198	4	198
Impact of exchange rates on cash, cash equivalents and restricted cash	(69)	(117)	70	(76)
Change in cash, cash equivalents and restricted cash	(1,180)	7,504	(2,022)	8,923
Cash, cash equivalents and restricted cash, beginning of period	17,112	6,874	17,954	5,455
Cash, cash equivalents and restricted cash, end of period	$15,932	$14,378	$15,932	$14,378
The following table presents a reconciliation of the Company’s consolidated cash provided by operations to free cash flow (in millions):

	Quarter Ended			Six Months Ended
	April 3, 2021	March 28, 2020	Change	April 3, 2021	March 28, 2020	Change
Cash provided by operations - continuing operations	$1,393	$3,157	$(1,764)	$1,468	$4,787	$(3,319)
Investments in parks, resorts and other property	(770)	(1,247)	477	(1,530)	(2,585)	1,055
Free cash flow	$623	$1,910	$(1,287)	$(62)	$2,202	$(2,264)
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.
The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the second quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Quarter Ended April 3, 2021
As reported	$1,230	$(108)	$1,122	$0.50	92%
Exclude:
Other income(4)	(305)	71	(234)	(0.13)
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	605	(141)	464	0.24
Restructuring and impairment charges(6)	414	(97)	317	0.17
Excluding certain items	$1,944	$(275)	$1,669	$0.79	32%

Quarter Ended March 28, 2020
As reported	$1,051	$(523)	$528	$0.26
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	723	(167)	556	0.28
Restructuring and impairment charges(6)	145	(34)	111	0.06
Excluding certain items	$1,919	$(724)	$1,195	$0.60
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current quarter, other income was due to a gain from an adjustment of an investment to fair value ($305 million).
(5)For the current quarter, intangible asset amortization was $447 million, step-up amortization was $154 million and amortization of intangible assets related to TFCF equity investees was $4 million. For the prior-year quarter, intangible asset amortization was $498 million, step-up amortization was $217 million and amortization of intangible assets related to TFCF equity investees was $8 million.
(6)Charges for the current quarter were due to asset impairments and severance costs related to the planned closure of an animation studio and a substantial number of our Disney-branded retail stores as well as severance at our parks and resorts businesses. Charges for the prior-year quarter were primarily for severance costs related to the acquisition and integration of TFCF.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the year:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Six Months Ended April 3, 2021:
As reported	$1,276	$(124)	$1,152	$0.52	(64) %
Exclude:
Other income(4)	(305)	71	(234)	(0.13)
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	1,222	(285)	937	0.50
Restructuring and impairment charges(6)	527	(124)	403	0.22
Excluding certain items	$2,720	$(462)	$2,258	$1.11	(48) %

Six Months Ended March 28, 2020:
As reported	$3,677	$(981)	$2,696	$1.43
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	1,423	(330)	1,093	0.57
Restructuring and impairment charges(6)	295	(68)	227	0.13
Excluding certain items	$5,395	$(1,379)	$4,016	$2.13
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current six-month period, other income was due to a gain from an adjustment of investments to fair value.
(5)For the current six-month period, intangible asset amortization was $894 million, step-up amortization was $321 million and amortization of intangible assets related to TFCF equity investees was $7 million. For the prior-year six-month period, intangible asset amortization was $984 million, step-up amortization was $423 million and amortization of intangible assets related to TFCF equity investees was $16 million.
(6)Charges for the current six-month period were due to asset impairments and severance costs primarily related to the planned closure of an animation studio and a substantial number of our Disney-branded retail stores as well as severance at our other businesses. Charges for the prior-year six-month period were primarily due to severance costs related to the acquisition and integration of TFCF.
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, May 13, 2021, at 4:30 PM EDT/1:30 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this communication may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements such as expected or estimated costs or impacts of certain items, the future impact of COVID-19 on our businesses, business positioning, expected growth, the future of our business or Company and other statements that are not historical in nature. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations) or other business decisions, as well as from developments beyond the Company’s control, including:
•further changes in domestic and global economic conditions;
•changes in competitive conditions and consumer preferences;
•health concerns;
•international, regulatory, political, or military developments;
•technological developments;
•labor markets and activities; and
•adverse weather conditions or natural disasters;
each such risk includes the current and future impacts of, and is amplified by, COVID-19 and related mitigation efforts.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•demand for our products and services;
•the performance of the Company’s theatrical and home entertainment releases and other content;
•the advertising market for programming;
•construction;
•expenses of providing medical and pension benefits;
•income tax expense; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 3, 2020 under Item 1A, “Risk Factors,” Item 7, “Management’s Discussion and Analysis,” Item 1, “Business,” and subsequent reports, including, among others, quarterly reports on Form 10-Q.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	April 3, 2021	March 28, 2020	April 3, 2021	March 28, 2020
Revenues	$15,613	$18,025	$31,862	$38,902
Costs and expenses	(14,167)	(16,664)	(30,157)	(34,706)
Restructuring and impairment charges	(414)	(145)	(527)	(295)
Other income, net	305	—	305	—
Interest expense, net	(320)	(300)	(644)	(583)
Equity in the income of investees	213	135	437	359
Income from continuing operations before income taxes	1,230	1,051	1,276	3,677
Income taxes on continuing operations	(108)	(523)	(124)	(981)
Net income from continuing operations	1,122	528	1,152	2,696
Loss from discontinued operations, net of income tax benefit of $3, $3, $7 and $10, respectively)	(11)	(8)	(23)	(29)
Net income	1,111	520	1,129	2,667
Net income from continuing operations attributable to noncontrolling interests	(210)	(60)	(211)	(100)
Net income attributable to The Walt Disney Company (Disney)	$901	$460	$918	$2,567

Earnings (loss) per share attributable to Disney(1):
Diluted
Continuing operations	$0.50	$0.26	$0.52	$1.43
Discontinued operations	(0.01)	—	(0.01)	(0.02)
	$0.49	$0.25	$0.50	$1.41
Basic
Continuing operations	$0.50	$0.26	$0.52	$1.44
Discontinued operations	(0.01)	—	(0.01)	(0.02)
	$0.50	$0.25	$0.51	$1.42

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,829	1,816	1,826	1,816
Basic	1,817	1,808	1,814	1,806
(1)Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	April 3, 2021	October 3, 2020
ASSETS
Current assets
Cash and cash equivalents	$15,890	$17,914
Receivables, net	12,533	12,708
Inventories	1,406	1,583
Content advances	2,204	2,171
Other current assets	844	875
Total current assets	32,877	35,251
Produced and licensed content costs	26,858	25,022
Investments	4,309	3,903
Parks, resorts and other property
Attractions, buildings and equipment	63,037	62,111
Accumulated depreciation	(36,866)	(35,517)
	26,171	26,594
Projects in progress	4,891	4,449
Land	1,075	1,035
	32,137	32,078
Intangible assets, net	18,123	19,173
Goodwill	77,861	77,689
Other assets	8,085	8,433
Total assets	$200,250	$201,549
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$17,062	$16,801
Current portion of borrowings	5,243	5,711
Deferred revenue and other	4,337	4,116
Total current liabilities	26,642	26,628
Borrowings	50,903	52,917
Deferred income taxes	6,894	7,288
Other long-term liabilities	16,615	17,204
Commitments and contingencies
Redeemable noncontrolling interests	9,410	9,249
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares	55,000	54,497
Retained earnings	39,365	38,315
Accumulated other comprehensive loss	(7,918)	(8,322)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	85,540	83,583
Noncontrolling interests	4,246	4,680
Total equity	89,786	88,263
Total liabilities and equity	$200,250	$201,549

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Six Months Ended
	April 3, 2021	March 28, 2020
OPERATING ACTIVITIES
Net income from continuing operations	$1,152	$2,696
Depreciation and amortization	2,570	2,633
Net (gain)/loss on investments	(481)	5
Deferred income taxes	(556)	297
Equity in the income of investees	(437)	(359)
Cash distributions received from equity investees	372	405
Net change in produced and licensed content costs and advances	(1,685)	(925)
Net change in operating lease right of use assets / liabilities	146	(96)
Equity-based compensation	270	246
Other, net	490	161
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	(37)	828
Inventories	175	70
Other assets	(131)	(174)
Accounts payable and other liabilities	(780)	(888)
Income taxes	400	(112)
Cash provided by operations - continuing operations	1,468	4,787

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,530)	(2,585)
Other	203	(21)
Cash used in investing activities - continuing operations	(1,327)	(2,606)

FINANCING ACTIVITIES
Commercial paper borrowings (payments), net	(87)	3,138
Borrowings	37	6,071
Reduction of borrowings	(1,816)	(1,048)
Dividends	—	(1,587)
Proceeds from exercise of stock options	394	207
Other	(769)	(165)
Cash provided by (used in) financing activities - continuing operations	(2,241)	6,616

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by operations - discontinued operations	4	4
Cash provided by investing activities - discontinued operations	4	198
Cash provided by discontinued operations	8	202

Impact of exchange rates on cash, cash equivalents and restricted cash	70	(76)

Change in cash, cash equivalents and restricted cash	(2,022)	8,923
Cash, cash equivalents and restricted cash, beginning of period	17,954	5,455
Cash, cash equivalents and restricted cash, end of period	$15,932	$14,378

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601